Exhibit 99-1

For Immediate Release

Goldfield Commences Construction on Oak Park and Sales on Pineapple House Projects

MELBOURNE, Florida, February 15, 2005 - The Goldfield Corporation (AMEX: GV) today announced it has commenced construction of its Oak Park project, a 40-unit townhouse style condominium project in Cape Canaveral, Florida.  The project, which was previously announced, is expected to be completed in the fourth quarter of 2005.  Currently, the company has received deposits with contracts for sale and purchase for 34 of the units.  Units are priced from approximately $300,000 and up.  The units feature four bedrooms, a two-car garage, and up to three and one-half baths.  The development is designed along an old Florida architectural style.

The company has also commenced sales of units in the initial phase of its Pineapple House condominium in Melbourne, Florida.  The total project includes three eight-story buildings with a total of 77 units.  The initial phase is a single building with 33 units.  Prices of the units range from approximately $500,000 to $1.5 million.  Initial sales reception for the project has been encouraging.

The residential units in Pineapple House will feature a unique combination of luxury amenities, waterfront views of the Indian River, on-site parking, and easy access to nearby residential, cultural, and commercial districts. The site is within short walking distance to stores and eateries, along with the local museum, library, civic center, several parks, and a community pier.  Residents also will have convenient access to the area's major employment centers, beaches, and major thoroughfares.

Construction is expected to commence on Pineapple House in the third quarter of 2005.

"Goldfield has been successful at developing quality luxury condominiums that provide unique lifestyles for the residents and good returns for our shareholders," said John Sottile, President of Goldfield.

Mr. Sottile further noted that he expects real estate operations to make a significant contribution in 2005.  With respect to the fourth quarter of 2004, Mr. Sottile noted that, due in large part to the timing of real estate projects, Goldfield did not recognize any revenue from real estate operations and anticipates reporting disappointing results from electrical construction operations.  The company expects to release its 2004 results in late March.

About Goldfield

Goldfield develops high-end condominium projects on Florida's east coast and is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States.

Statements in this release are based on current expectations. These statements are forward looking and actual results may differ materially. For further details see the company's filings with the Securities and Exchange Commission.

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Further Information

Investors:
The Goldfield Corporation, 321-724-1700 or investorrelations@goldfieldcorp.com